Exhibit 99.1

Date: November 1, 2006	Media Contact: Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com
NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT
•	Fiscal 2006 earnings of $2.82 per basic share; Growth largely attributable to higher earnings at NJR Energy Services
•	New Jersey Natural Gas adds 10,159 new customers; Customer growth rate above national average
•	NJR Board approves 5.6 percent increase in quarterly dividend rate to $.38 per share
•	Initial guidance issued of $2.85 to $2.95 per basic share for fiscal 2007
WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported that earnings per share for the fiscal year ended September 30, 2006 increased to a record $2.82 per basic share, compared with $2.77 per basic share for the prior year. On a diluted basis, earnings per share for the fiscal year increased to $2.80 compared with $2.71 last year. Last year’s earnings included a $.22 per basic share gain on the sale of a commercial office building, a charge of $.05 per basic share associated with an early retirement program for officers and an impairment charge of $.09 per basic share due to a change in strategy in its real estate subsidiary, Commercial Realty and Resources (CR&R). Net of these items, NJR’s fiscal 2005 basic and diluted earnings per share were $2.70 and $2.65, respectively.
NJR’s fiscal 2006 earnings increase was primarily driven by NJR Energy Services (NJRES), the company’s wholesale energy subsidiary, which saw earnings grow to $28.1 million, a 71 percent increase over $16.5 million for the same period last year. These strong results more than offset the impact of lower customer usage at New Jersey Natural Gas (NJNG), NJR’s largest subsidiary.
“Fiscal 2006 was a particularly challenging year for our company. Once again, our team has managed to deliver and provide us with our 15th consecutive year of earnings growth — a streak that is the longest in our industry,” said Laurence M. Downes, chairman and CEO of NJR. “As a result of their hard work and dedication, we enter fiscal 2007 with confidence that we will be able to meet the challenges ahead.”
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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

For the fourth quarter of fiscal 2006, NJR posted a loss of $.43 per basic and diluted earnings per share compared with a loss of $.27 per basic and diluted earnings per share last year. Last year’s quarterly earnings included an impairment charge of $.09 per basic share due to the change in strategy at CR&R. The decrease in earnings for the three-month period is attributable to increased fixed demand charges, seasonality and higher operation and maintenance (O&M) and interest costs at NJRES and weaker results at NJNG, due largely to the impact of seasonality, lower customer usage and costs associated with NJNG’s new Conservation Incentive Program (CIP). These costs reflect the minimum liability associated with conservation programs agreed to as part of the CIP agreement between NJNG and state Board of Public Utilities (BPU).
Dividend Increased 5.6 Percent
NJR also announced that its board of directors approved a 5.6 percent increase in the quarterly dividend rate to $.38 per share from $.36 per share. The new quarterly rate is effective with the dividend payable January 2, 2007 to shareowners of record on December 15, 2006. The new indicated annual dividend rate is $1.52 per share. NJR has now increased its dividend in each of the last 12 years and has paid quarterly dividends since 1952.
“The action taken by our board of directors reflects our continued excellent financial performance and strong financial profile. With a dividend payout ratio of 51 percent, we are maintaining a healthy balance between dividends being paid to shareowners and earnings being reinvested into the business,” Downes said.
Price Reduction Announced
Benefiting from a decline in wholesale commodity price and its hedging and incentive programs, on September 27, 2006, NJNG received approval from the BPU to lower its Basic Gas Supply Service (BGSS) by 6.6 percent. The BGSS charge reflects the portion of customers’ bills that goes toward the purchase and interstate transportation of natural gas. The reduction, which took effect on October 1, 2006, will save an average customer using 100 therms of natural gas per month, approximately $11 on their bill. This reduction for residential and small commercial sales customers is in addition to a refund of approximately $22.5 million, or $50 for the average customer, on their September bill and bill credits provided between February and April of 2006 that provided a benefit of approximately $70 for the average residential heating customer.
Additionally, on October 25, 2006, NJNG filed supporting documentation with the BPU for another BGSS price reduction. Effective November 1, this will lower residential and small commercial customer bills another 4 percent.
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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

Financial and operating highlights included:
•	Higher Net Income and Basic Earnings per Share

For the 12 months ended September 30, 2006, NJR earned $78.5 million, or $2.82 per basic share, compared with $76.3 million, or $2.77 per basic share, last year. Last year’s earnings for the 12-month period ended September 30, 2005 included a $6 million, or $.22 per basic share, gain on the sale of a commercial office building, a charge of $1.5 million, or $.05 per basic share, associated with a voluntary officer retirement program as part of an overall management restructuring plan for the organization and an impairment charge of $2.5 million, or $.09 per basic share, due to a change in strategy at CR&R. Net of these items, NJR’s earnings were $74.4 million or $2.70 per basic share. The increase in earnings in 2006 is due largely to improved results at NJRES, which offset lower earnings at NJNG.

NJRES reported a 71 percent increase in earnings to $28.1 million, compared with $16.5 million last year. The increase was due primarily to higher gross margin from its portfolio of storage and transportation capacity assets. Gross margin for NJRES is defined as natural gas revenues and management fees less natural gas costs and fixed demand fees.

NJNG earned $46.9 million in fiscal 2006, compared with $53.4 million last year. The decrease was due primarily to the impact of lower customer usage per degree day. NJNG believes that the lower usage was due primarily to customer conservation resulting from higher wholesale natural gas prices, as well as warmer weather than in the prior year, which more than offset continued strong customer growth.

For the three months ended September 30, 2006, NJR posted a consolidated loss of $12 million or $.43 per basic and diluted share, compared with a loss of $7.4 million, or $.27 per basic and diluted share last year. Last year’s quarterly earnings included an impairment charge at CR&R of $2.5 million, or $.09 per basic and diluted share. Net of this item, the loss for the three months ended September 30, 2005 was $4.8 million or $.18 per basic and diluted share. NJRES reported a loss of $7.4 million, compared with a loss of $2.2 million last year. NJNG lost $7 million in the quarter versus a loss of $3.6 million last year. The lower earnings at both companies were attributable to the seasonal nature of the businesses as previously forecast by management, as well as costs incurred by NJNG related to CIP.

•	NJNG Customer Growth Continues at 2.2 Percent

NJNG added 10,159 new customers in fiscal 2006, of which 34 percent converted from other fuels. NJNG also added natural gas heat and other services to 874 existing customers during the year. NJNG expects to maintain an approximate 2.2 percent annual customer growth rate in fiscal 2007, which is above the national average for natural gas distribution companies.

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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

•	Impact of Weather and Usage

Weather in fiscal 2006 was 9.9 percent warmer than normal and 11.4 percent warmer than last year. Normal weather is based on 20-year average temperatures. Prior to the new CIP clause, the impact of the weather was offset by NJNG’s weather-normalization clause (WNC), which was designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. Included in the WNC was the assumption that usage per degree day is equal to the average over the last four years. As a result of the warmer-than-normal weather, NJNG accrued $10.3 million of gross margin for the fiscal year to be collected from customers in the future. However, gross margin was negatively impacted by lower usage per degree day, which was 5.6 percent lower than the four-year average. NJNG believes that this resulted mainly from the impact of decreased customer usage caused by higher wholesale natural gas prices and warmer weather.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are, subject to BPU approval, passed through to customers, and therefore, have no effect on gross margin. This definition of utility gross margin may not be comparable to the definition of gross margin used by others in the natural gas distribution business and other industries. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the BPU through NJNG’s BGSS tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent of revenue on sales prior to July 15, 2006 and 7 percent thereafter, and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners under its BGSS incentive programs.

In October 2006, NJNG received approval from the BPU for the CIP, which replaces the existing WNC. The CIP clause captures variations in gross margin related to weather and customer usage based on a customer usage benchmark. The benchmark was negotiated based on a four-year average of customer usage. NJNG will compare actual results to the benchmark on an annual basis. Any adjustments to customer bills, positive or negative, would be made in the following year subject to meeting certain earnings and BGSS savings test criteria.

•	Incentive Programs Offer Benefits to Customers and Shareowners

During the fiscal year, NJNG’s gross margin-sharing incentive programs, which include off-system sales, capacity release, storage optimization and financial risk management programs, totaled 38.4 billion cubic feet (Bcf) and $7.4 million of gross margin, compared with 52.4 Bcf and $6.1 million of gross margin for the same period last year. The increase in gross
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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

margin was due primarily to the storage incentive and financial risk management programs, both of which are affected by the volatile wholesale natural gas commodity market.

For the three months ended September 30, 2006, these programs totaled 8.4 Bcf and $876,000 of gross margin, compared with 13.7 Bcf and $1.3 million of gross margin for the same period last year. The decrease in gross margin in the quarter was due primarily to timing differences in the storage incentive program.

NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to gross margin-sharing formulas, which are approved through October 2007. This fiscal year, customers saved over $35 million in natural gas costs through these programs. Since the establishment of these programs in 1992, NJNG customers have saved over $301 million on their natural gas bills, or approximately 4 percent annually.

•	Wholesale Energy Services Experiences Seasonal Loss

NJRES earned $28.1 million during fiscal 2006, compared with $16.5 million last year. NJRES has developed a portfolio of storage and transportation capacity in the Northeast, Gulf Coast, Mid-Continent, Appalachia and Eastern Canada. These assets become more valuable when prices change between these areas and/or time periods. The increase in earnings was due primarily to favorable time spreads on larger storage asset positions, as well as securing positive locational spreads on transportation capacity, which more than offset higher labor, charitable contributions and interest costs.

For the three months ended September 30, 2006, NJRES had a loss of $7.4 million, compared with a loss of $2.2 million last year. The loss in the quarter reflects seasonality and the increased amount of demand costs and interest expense associated with NJRES’ growing portfolio of storage and transportation capacity contracts and higher labor and charitable contributions expenses compared with the same period last year.

Gross margin from this portfolio is generally greater during the winter months, while the fixed costs of these assets are spread throughout the year. Therefore, consistent with this seasonality, a loss in the fourth fiscal quarter was anticipated.

•	NJR Home Services (NJRHS) and Other

This business segment consists of NJRHS which provides service, sales and installation of appliances to over 148,000 customers; CR&R, which develops commercial real estate; and NJR Energy, which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings in fiscal 2006 were $3.5 million, compared with $6.5 million last year. Last year’s earnings included a gain on the sale of a commercial office building of $6 million, and an impairment charge of $2.5 million recognized in the fourth quarter related to undeveloped land in Atlantic County, N.J. Net of these items, and this segment’s portion of the charge for the early retirement program, earnings for fiscal 2005 were $3.3 million.
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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

NJRHS and Other reported earnings for the three months ended September 30, 2006 of $2.4 million, compared with a loss of $1.6 million last year. Last year’s quarterly earnings included the impairment charge discussed above.

Excluding last year’s gain on sale and the impairment charge, the improvement for both periods was due primarily to improved results at NJR Home Services.

•	Operation and Maintenance Expenses

Consolidated O&M expenses were $121.4 million for the fiscal year ended September 30, 2006, compared with $108.1 million last year. For the quarter, O&M expenses were $35.2 million versus $30.2 million last year. The increase in both periods was due primarily to $1.8 million of costs associated with the CIP and increased labor and charitable contribution costs. The CIP cost represents the present value of the minimum level of funding for programs that encourage energy efficiency and further conservation efforts as required by the CIP agreement with the BPU.

•	Share Repurchase Update

NJR purchased 995,100 shares under its share repurchase plan during fiscal 2006. In January 2006, the NJR Board of Directors authorized an increase in the company’s share repurchase plan from 2.5 million to 3.5 million shares. The plan authorizes NJR to purchase its shares on the open market or in negotiated transactions, based on market and other conditions. Since the plan began in September 1996, NJR has invested over $128 million to repurchase 3.15 million shares at a spilt-adjusted, average price of $33.44.
Fiscal 2007 Earnings Guidance
Assuming stable economic conditions, continued customer growth and the impact of the CIP at NJNG, continued volatility in the wholesale natural gas markets at NJRES and subject to the factors discussed below under “Forward-Looking Statements,” NJR estimates that earnings for fiscal 2007 will be in the $2.85 to $2.95 per basic share range.
Webcast Information
NJR will host a live webcast to discuss the year-end financial results today at 2 p.m. ET. To listen to the call, go to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.
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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 471,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, the impact of the CIP, economic conditions and demographic changes in NJNG’s service territory, the rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage and NJRES operations, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the availability of an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including NJR’s annual report on Form 10-K filed on November 29, 2005 and on NJR’s quarterly report filed on Form 10-Q filed on August 9, 2006. NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
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NEW JERSEY RESOURCES REPORTS FISCAL 2006 RESULTS;
INCREASES DIVIDEND 5.6 PERCENT

NEW JERSEY RESOURCES
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended		Twelve Months Ended
Thousands, except per share data	September 30,		September 30,
(Unaudited)	2006	2005	2006	2005
Operating Revenues	$534,507	$684,937	$3,299,608	$3,148,262
Net (Loss) Income	$(11,971)	$(7,362)	$78,519	$76,340
(Loss) Earnings Per Common Share
Basic	$(.43)	$(.27)	$2.82	$2.77
Diluted	$(.43)	$(.27)	$2.80	$2.71
Average Shares Outstanding
Basic	28,020	27,518	27,862	27,591
Diluted	28,276	28,094	28,081	28,121
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NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except per share data)	2006	2005	2006	2005

OPERATING REVENUES	$534,507	$684,937	$3,299,608	$3,148,262

OPERATING EXPENSES
Gas purchases	498,949	646,957	2,909,789	2,780,343
Operation and maintenance	35,224	30,237	121,384	108,071
Regulatory rider expenses	2,719	2,887	28,587	31,594
Depreciation and amortization	8,830	8,540	34,753	33,675
Energy and other taxes	5,534	5,722	58,632	56,211

Total operating expenses	551,256	694,343	3,153,145	3,009,894

OPERATING (LOSS) INCOME	(16,749)	(9,406)	146,463	138,368

Other income	3,716	2,536	7,747	7,359

Interest charges, net	7,655	5,506	25,669	20,474

(LOSS) INCOME BEFORE INCOME TAXES	(20,688)	(12,376)	128,541	125,253

Income tax (benefit) provision	(8,717)	(5,014)	50,022	48,913

NET (LOSS) INCOME	$(11,971)	$(7,362)	$78,519	$76,340

(LOSS) EARNINGS PER COMMON SHARE
BASIC	$(.43)	$(.27)	$2.82	$2.77
DILUTED	$(.43)	$(.27)	$2.80	$2.71

DIVIDENDS PER COMMON SHARE	$.36	$.34	$1.44	$1.36

AVERAGE SHARES OUTSTANDING
BASIC	28,020	27,518	27,862	27,591
DILUTED	28,276	28,094	28,081	28,121

NEW JERSEY RESOURCES

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except per share data)	2006	2005	2006	2005

Operating Revenues
New Jersey Natural Gas	$109,108	$180,473	$1,138,774	$1,138,280
NJR Energy Services	417,447	496,749	2,133,540	1,973,268
NJR Home Services and Other	8,021	7,828	27,568	36,900

Sub-total	534,576	685,050	3,299,882	3,148,448

Intercompany Eliminations	(69)	(113)	(274)	(186)

Total	$534,507	$684,937	$3,299,608	$3,148,262

Operating (Loss) Income
New Jersey Natural Gas	$(8,276)	$(3,512)	$88,029	$97,502
NJR Energy Services	(11,512)	(2,391)	53,745	31,426
NJR Home Services and Other	3,039	(3,503)	4,689	9,440

Total	$(16,749)	$(9,406)	$146,463	$138,368

Net (Loss) Income
New Jersey Natural Gas	$(7,020)	$(3,583)	$46,870	$53,376
NJR Energy Services	(7,386)	(2,209)	28,113	16,483
NJR Home Services and Other	2,435	(1,570)	3,536	6,481

Total	$(11,971)	$(7,362)	$78,519	$76,340

Throughput (Bcf)
NJNG Core Customers	7.6	8.0	64.4	72.3
NJNG Incentive Programs	8.4	13.7	38.4	52.4
NJRES Fuel Mgmt. and Wholesale Sales	58.4	52.5	228.7	254.7

Total	74.4	74.2	331.5	379.4

Common Stock Data
Yield at September 30	2.9%	3.0%	2.9%	3.0%
Market Price
High	$51.39	$49.34	$51.39	$49.34
Low	$46.34	$44.43	$40.68	$40.54
Close at September 30	$49.30	$45.98	$49.30	$45.98
Shares Outstanding at September30	27,625	27,546	27,625	27,546
Market Capitalization at September 30	$1,361,913	$1,266,565	$1,361,913	$1,266,565

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except customer & weather data)	2006	2005	2006	2005

Operating Revenues
Residential	$35,442	$46,838	$598,274	$568,324
Commercial, Industrial & Other	10,202	12,073	172,465	143,211
Firm Transportation	5,129	4,173	28,656	29,566

Total Utility Firm Revenues	50,773	63,084	799,395	741,101
Interruptible	5,342	5,034	12,134	14,377

Total System Revenues	56,115	68,118	811,529	755,478

Incentive Programs	52,993	112,355	327,245	382,802

TOTAL REVENUES	$109,108	$180,473	$1,138,774	$1,138,280

Utility Gross Margin and Operating Income
Residential	$16,174	$16,164	$150,135	$150,674
Commercial, Industrial & Other	3,081	3,079	28,597	28,700
Firm Transportation	4,473	3,744	22,850	23,209

Total Utility Firm Margin	23,728	22,987	201,582	202,583
Interruptible	261	290	1,018	1,121

Total System Margin	23,989	23,277	202,600	203,704

Incentive Programs	876	1,285	7,403	6,092

TOTAL UTILITY GROSS MARGIN	24,865	24,562	210,003	209,796

Operation and maintenance expense	23,737	19,071	84,907	76,532
Depreciation and amortization	8,666	8,358	34,146	32,905
Other taxes not reflected in gross margin	738	645	2,921	2,857

OPERATING (LOSS) INCOME	$(8,276)	$(3,512)	$88,029	$97,502

Throughput (Bcf)
Residential	3.0	3.1	39.4	43.7
Commercial, Industrial & Other	0.8	0.9	10.4	11.3
Firm Transportation	0.8	0.6	7.4	7.6

Total Firm Throughput	4.6	4.6	57.2	62.6
Interruptible	3.0	3.4	7.2	9.7

Total System Throughput	7.6	8.0	64.4	72.3

Incentive Programs	8.4	13.7	38.4	52.4

TOTAL THROUGHPUT	16.0	21.7	102.8	124.7

Customers
Residential	429,834	418,646	429,834	418,646
Commercial, Industrial & Other	28,914	28,878	28,914	28,878
Firm Transportation	12,874	15,246	12,874	15,246

Total Firm Customers	471,622	462,770	471,622	462,770
Interruptible	48	47	48	47

Total System Customers	471,670	462,817	471,670	462,817

Incentive Programs	35	39	35	39

TOTAL CUSTOMERS	471,705	462,856	471,705	462,856

NEW JERSEY NATURAL GAS

	Three Months Ended		Twelve Months Ended
(Unaudited)	September 30,		September 30,
(Thousands, except customer & weather data)	2006	2005	2006	2005

Degree Days
Actual	38	16	4,367	4,927
Normal	44	50	4,846	4,853

Percent of Normal	86.4%	32.0%	90.1%	101.5%

NJR ENERGY SERVICES

Operating Revenues	$417,447	$496,749	$2,133,540	$1,973,268
Gas Purchases	421,543	498,230	2,062,513	1,933,970

Gross Margin	$(4,096)	$(1,481)	$71,027	$39,298

Operating (Loss) Income	$(11,512)	$(2,391)	$53,745	$31,426

Net (Loss) Income	$(7,386)	$(2,209)	$28,113	$16,483

Gas Sold and Managed (Bcf)	58.4	52.5	228.7	254.7

NJR HOME SERVICES AND OTHER

Operating Revenues	$8,021	$7,828	$27,568	$36,900

Operating (Loss) Income	$3,039	$(3,503)	$4,689	$9,440

Net (Loss) Income	$2,435	$(1,570)	$3,536	$6,481

Total Customers at September 30	148,370	146,293	148,370	146,293

NEW JERSEY RESOURCES
ADJUSTED NET LOSS AND LOSS PER SHARE RECONCILIATION
Provided below is a reconciliation of “as reported” and “as adjusted” information for Net Loss and basic and diluted loss per share for the three months ended September 30, 2005. This reconciliation reflects the impact of an impairment charge related to undeveloped land.
Management believes that this reconciliation is needed due to the unusual nature of the items described above and that they are not indicative of core results. It also provides for a more consistent comparison for quarter-over-quarter results.

	Three Months ended
	September 30, 2005
(Unaudited)			NJRHS and
(Thousands, except per share data)	NJNG	NJRES	Other	Total

Net (Loss), as reported	$(3,583)	$(2,209)	$(1,570)	$(7,362)

Exclude:
Charge for impairment of undeveloped land, net of tax			2,532	2,532

Net (Loss), as adjusted	$(3,583)	$(2,209)	$962	$(4,830)

(Loss) per share basic, as reported				$(.27)

Exclude:
Charge for impairment of undeveloped land, net of tax				.09

(Loss) per share basic, as adjusted				$(.18)

(Loss) per share diluted, as reported				$(.27)

Exclude:
Charge for impairment of undeveloped land, net of tax				.09

(Loss) per share diluted, as adjusted				$(.18)

NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
Provided below is a reconciliation of “as reported” and “as adjusted” information for Net Income and basic and diluted earnings per share for the twelve months ended September 30, 2005. This reconciliation reflects the impact of a gain on the sale of a commercial office building, a charge related to an early retirement program for officers and an impairment charge related to undeveloped land.
Management believes that this reconciliation is needed due to the unusual nature of the items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

	Twelve Months Ended
	September 30, 2005
(Unaudited)			NJRHS and
(Thousands, except per share data)	NJNG	NJRES	Other	Total

Net Income, as reported	$53,376	$16,483	$6,481	$76,340

Exclude:
Gain on sale of commercial office building			(5,972)	(5,972)
Charge for early retirement program	1,195	56	241	1,492
Charge for impairment of undeveloped land, net of tax			2,532	2,532

Net Income, as adjusted	$54,571	$16,539	$3,282	$74,392

Earnings per share basic, as reported				$2.77

Exclude:
Gain on sale of commercial office building				(.22)
Charge for early retirement program				.05
Charge for impairment of undeveloped land, net of tax				.09

* Earnings per share basic, as adjusted				$2.70

Earnings per share diluted, as reported				$2.71

Exclude:
Gain on sale of commercial office building				(.21)
Charge for early retirement program				.05
Charge for impairment of undeveloped land, net of tax				.09

* Earnings per share diluted, as adjusted				$2.65

*	Amount does not foot due to rounding
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